UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 10, 2026

Cloudflare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39039	27-0805829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Townsend Street
San Francisco, CA		94107
(Address of principal executive offices)		(Zip code)

(888) 993-5273
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	NET	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Convertible Notes and the Indenture

On August 13, 2026, Cloudflare, Inc. (the “Company”) issued $2.50 billion aggregate principal amount of 0% Convertible Senior Notes due 2031 (the “Notes”) pursuant to an indenture, dated August 13, 2026 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee.

The Notes will not bear regular interest and the principal amount of the Notes will not accrete. The Notes may bear special interest under specified circumstances relating to the Company’s failure to comply with its reporting obligations under the Indenture or if the Notes are not freely tradable as required by the Indenture. The Notes will mature on August 15, 2031, unless earlier redeemed, repurchased or converted in accordance with their terms.

The conversion rate for the Notes will initially be 2.0123 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $496.94 per share of the Class A Common Stock. The initial conversion price of the Notes represents a premium of approximately 60% to the last reported sale price of $310.59 per share of the Class A Common Stock on The New York Stock Exchange on August 10, 2026. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture. In addition, following the occurrence of a make-whole fundamental change (as defined in the Indenture), or if the Company issues a notice of redemption, the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change or that elects to convert its Notes that are called (or deemed called, as provided in the Indenture) during the related redemption period (as defined in the Indenture), as the case may be.

The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding May 15, 2031, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2026 (and only during such calendar quarter), if the last reported sale price of the Class A Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Class A Common Stock and the conversion rate on each such trading day; (3) if the Company calls the Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called) for redemption; and (4) upon the occurrence of specified corporate events. On or after May 15, 2031, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of the Class A Common Stock or a combination of cash and shares of Class A Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture.

Except in the case of a cleanup redemption (as defined below), the Company may not redeem the Notes prior to August 20, 2029. The Company may redeem for cash all or any portion of the Notes (subject to the partial redemption limitation (as defined below)), at its option, on or after August 20, 2029, if the last reported sale price of the Class A Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. In addition, subject to certain conditions, the Company may redeem for cash all, but not less than all, of the Notes at any time if the aggregate principal amount of the Notes that remains outstanding at such time is less than $200.0 million (a “cleanup redemption”). The redemption price for any optional redemption or cleanup redemption will be equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid special interest to, but excluding, the redemption date. If the Company elects to redeem fewer than all of the outstanding Notes, at least $100.0 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the relevant redemption date (the “partial redemption limitation”). No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.

Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, subject to certain conditions and except as described in the Indenture, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid special interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated (including the Company’s $1.125 billion aggregate principal amount of 0% convertible senior notes due 2026 and the Company’s $2.00 billion aggregate principal amount of 0% convertible senior notes due 2030); effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, including any borrowings under the Credit Agreement (as defined below); and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables).

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in any payment of special interest, if any, on any Note when due and payable, and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right, and such failure continues for five business days;

(4) failure by the Company to give (i) a fundamental change notice, in accordance with the provisions of the Indenture when due with respect to the Notes, and such failure continues for five business days, or (ii) notice of a specified corporate event, in accordance with the provisions of the Indenture when due with respect to the Notes, and such failure continues for two business days;

(5) failure by the Company to comply with any of its obligations under the Indenture with respect to consolidation, merger, sale, conveyance, transfer, and lease of assets of the Company;

(6) failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes or the Indenture;

(7) default by the Company or any significant subsidiary (as defined in the Indenture) of the Company with respect to any mortgage, agreement, or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $200.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or such significant subsidiary, whether such indebtedness now exists or is hereafter created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; and

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary of the Company.

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the trustee, may declare 100% of the principal of and accrued and unpaid special interest, if any, on all the Notes then outstanding to be due and payable. If an event of default described in clause (8) above with respect to the Company occurs, 100% of the principal of and any accrued and unpaid special interest on the Notes then outstanding will automatically become due and payable.

The net proceeds from this offering were approximately $2,462.3 million after deducting the Initial Purchasers’ (as defined below) discounts and commissions and the Company’s estimated offering expenses related to the offering. The Company used $259.5 million of the net proceeds from the offering to pay the cost of the Capped Call Transactions (as defined below). The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, repayment of outstanding indebtedness, and potential acquisitions and strategic transactions.

A copy of the Indenture and the form of the Note are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to the full text in such exhibits.

Capped Call Transactions

On August 10, 2026, in connection with the pricing of the offering of the Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with certain financial institutions (collectively, the “Option Counterparties”). In addition, on August 11, 2026, in connection with the Initial Purchasers’ exercise of their option to purchase additional Notes, the Company entered into additional capped call transactions (the “Additional Capped Call Transactions” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Capped Call Transactions have an initial strike price of $496.9438 per share, subject to adjustments, which corresponds to the initial conversion price of the Notes. The Capped Call Transactions will cover, subject to customary anti-dilution adjustments, the number of shares of Class A Common Stock that initially underlie the Notes. The Capped Call Transactions are expected generally to offset potential dilution to the Class A Common Stock upon any conversion of Notes and/or reduce any cash payments the Company would be required to make in excess of the principal amount of such converted Notes, as the case may be, with such offset and/or reduction subject to a cap based on the cap price. If, however, the market price per share of Class A Common Stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of the Capped Call Transactions, there would nevertheless be dilution and/or there would not be a reduction of such potential cash payments, in each case, to the extent that such market price per share of the Class A Common Stock exceeds the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is initially $854.1225 per share, which represents a premium of 175% over the last reported sale price of the Class A Common Stock of $310.59 per share on The New York Stock Exchange on August 10, 2026, and is subject to certain adjustments under the terms of the Capped Call Transactions. The cost of the Capped Call Transactions was $259.5 million.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes or the Indenture. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

A copy of the form of the Capped Call Transaction confirmation is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Capped Call Transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Capped Call Transaction confirmation in such exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the Initial Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement (as defined below) pursuant to which the Company sold the Notes to the Initial Purchasers. The shares of the Class A Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

To the extent that any shares of the Class A Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Class A Common Stock.

Item 8.01.	Other Events.

Amendment to Credit Agreement

On August 10, 2026, the Company entered into a Second Amendment (the “Amendment”) to that certain Revolving Credit and Guaranty Agreement, dated as of May 17, 2024 (as amended by that certain First Amendment to Revolving Credit and Guaranty Agreement, dated as of June 11, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company from time to time party thereto as guarantors, the lenders from time to time party thereto (the “Lenders”) and Citibank, N.A., as administrative agent and collateral agent. The Amendment amends the consolidated total net leverage ratio under the Credit Agreement such that the cap on the amount of unrestricted cash, cash equivalents and available-for-sale securities deducted from consolidated funded indebtedness in the calculation of the ratio for certain purposes under the Credit Agreement is equal to $2.0 billion.

Certain of the Lenders and/or their affiliates have engaged in, and may in the future engage in, commercial banking, investment banking and other banking and/or financial services with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Additional details of the Credit Agreement were previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 21, 2024, and are incorporated herein by reference.

The foregoing description of the Amendment and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Amendment, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Purchase Agreement

On August 10, 2026, the Company entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $2.175 billion in aggregate principal amount of the Notes. In addition, pursuant to the terms of the Purchase Agreement, the Company granted the Initial Purchasers an option to purchase, for settlement within a 13-day period beginning on, and including, the first day on which the Notes are issued, up to an additional $325.0 million aggregate principal amount of the Notes on the same terms and conditions. The Initial Purchasers exercised their option in full on August 11, 2026.

The Purchase Agreement includes customary representations, warranties, and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Press Releases

On August 10, 2026, the Company issued a press release announcing its intention to offer convertible senior notes in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 11, 2026, the Company issued a press release announcing the pricing of its offering of the Notes in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Indenture, dated as of August 13, 2026, between Cloudflare, Inc. and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 0% Convertible Senior Notes due 2031 (included in Exhibit 4.1).

10.1	Form of Capped Call Transaction Confirmation.

10.2	Second Amendment to Revolving Credit and Guaranty Agreement, dated as of August 10, 2026, among Cloudflare, Inc., the other loan parties thereto, the lenders party thereto and Citibank, N.A., as administrative agent.

99.1	Press Release issued by Cloudflare, Inc., dated August 10, 2026.

99.2	Press Release issued by Cloudflare, Inc., dated August 11, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cloudflare, Inc.

Date: August 13, 2026	By:	/s/ Alissa Starzak
Alissa Starzak
Chief Legal Officer and Secretary